UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-3857664
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares Each Representing 1/100 of a Share of 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, Par Value $0.01 per Share, Liquidation Preference Equivalent to $25.00 per Depositary Share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Equity LifeStyle Properties, Inc. (the “Company”) registers hereunder its 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) and the depositary shares each representing 1/100 of a share of the Series C Preferred Stock (the “Depositary Shares”). The descriptions of the Series C Preferred Stock and the Depositary Shares are contained in the sections entitled “Description of Our Series C Shares” and “Description of Our Depositary Shares” in the Company’s Schedule TO/13E-3, as filed with the U.S. Securities and Exchange Commission on August 9, 2012, as amended, in connection with an exchange offer pursuant to and exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, and conducted in accordance with the requirements of Regulations 14D and 14E and Rules 13e-3 and 13e-4 under the Securities Exchange Act of 1934, as amended, which descriptions are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of the Company (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-11718) filed May 18, 2007 and incorporated herein by reference).

3.2*	Articles Supplementary designating the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $2,500.00 per share, par value $0.01 per share.

3.3	Second Amended and Restated Bylaws of the Company (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-11718) filed August 8, 2007 and incorporated herein by reference).

4.1	Form of Deposit Agreement, among the Company, American Stock Transfer & Trust Company, LLC, as Depositary, and the holders from time to time of the Depositary Shares (Previously filed as Exhibit (a)(5)(ii) to the Schedule TO/13E-3 (File No. 005-43043) filed August 9, 2012 and incorporated herein by reference).

4.2*	Specimen stock certificate evidencing the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $2,500.00 per share, par value $0.01 per share.

4.3*	Specimen receipt evidencing the Depositary Shares.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.

September 14, 2012	/s/ Marguerite Nader
Marguerite Nader President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of the Company (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-11718) filed May 18, 2007 and incorporated herein by reference).

3.2*	Articles Supplementary designating the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $2,500.00 per share, par value $0.01 per share.

3.3	Second Amended and Restated Bylaws of the Company (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-11718) filed August 8, 2007 and incorporated herein by reference).

4.1	Form of Deposit Agreement, among the Company, American Stock Transfer & Trust Company, LLC, as Depositary, and the holders from time to time of the Depositary Shares (Previously filed as Exhibit (a)(5)(ii) to the Schedule TO/13E-3 (File No. 005-43043) filed August 9, 2012 and incorporated herein by reference).

4.2*	Specimen stock certificate evidencing the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $2,500.00 per share, par value $0.01 per share.

4.3*	Specimen receipt evidencing the Depositary Shares.

*	Filed herewith.